Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Nancy J. Sterling, APR
December 10, 2015	ML Strategies, LLC
617-348-1811

njsterling@mlstrategies.com

Independent investigation showed allegations against Grandparents.com Unfounded

Prominent National Law Firm Conducted Review

New York, NY - The non-executive directors of the Board of Directors of Grandparents.com, Inc. announced today the results of the investigation into allegations of the company’s and certain officers’ wrongdoing brought by the company’s Chief Financial Officer and two former officers, including Joseph Bernstein, the former Co-CEO of the company.

In October, the Board appointed a Special Independent Committee consisting of non-executive directors, which, in turn, retained Blank Rome LLP, a prominent national law firm, to conduct an independent investigation of the allegations. The results reported to that Special Independent Committee showed that the allegations were unfounded and without merit.  Accordingly, the Special Independent Committee unanimously concluded yesterday that the allegations were unfounded and without merit.

Apparently anticipating that the Company would make this announcement, Bernstein, who is in breach of his retirement agreement with Grandparents.com, issued a press release yesterday listing numerous claims against executives at Grandparents.com, including Chief Executive Officer Steven Leber and Chief Operating Officer Lee Lazarus, all of which were found by the Special Independent Committee to be meritless.  Bernstein took similar actions against his previous employer, Empire Resorts, Inc.  He has been involved in numerous litigation matters ranging from being a plaintiff in a $200 million lawsuit in New Jersey Supreme Court to a tangled web of litigation related to former Philippine President Ferdinand Marcos.  In a 1991 New York Times article about the Marcos matter (he and his brother Ralph were accused of hiding millions of dollars through a web of offshore companies), Bernstein noted, “We’ve paid lawyers $10 million just to fight lawsuits in Panama, Curacao, Manila, New York State Supreme Court, Bankruptcy Court, and Federal District Court.”

A separate New York Times article by Seth Mydans notes:  “The House of Representatives voted … to cite the Bernstein brothers for contempt for not answering questions about their relationships or business dealings with Mr. Marcos and his wife, Imelda.”

Separately, the board of directors recently established committees in an effort to advance the Company’s corporate governance practices. These committees are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Further information about these committees will be provided by the Company in its periodic filings with the Securities and Exchange Commission.

About Grandparents.com

Grandparents.com, Inc.  (OTCQB: GPCM) is a digital media company that focuses on services for America’s 70 million grandparents and their families, by providing information on topics that matter most to this demographic – health, money, family, travel and more. With more than 2 million registered users, Grandparents.com, is a leading resource for people 50+.  Learn more at www.grandparents.com.